Exhibit 3.1

CONVERSION APPLICATION

OF

ST. CHARLES GAMING COMPANY, INC.
(a Louisiana corporation)

Pursuant to Section 12:1602 of the Louisiana Revised Statutes, as amended, the undersigned does hereby certify the following as of October 25, 2013 with respect to the conversion of St. Charles Gaming Company, Inc., a Louisiana corporation (the “Converting Entity”), to St. Charles Gaming Company, L.L.C., a Louisiana limited liability company (the “Converted Entity”);

1.)                                  The name of the Converting Entity immediately prior to the filing of this Conversion Application is:

St. Charles Gaming Company, Inc.

2.)                                  The name of the Converted Entity shall be:

St. Charles Gaming Company, L.L.C.

3.)                                  The Converted Entity will be a Louisiana limited liability company governed by Louisiana Revised Statutes Title 12, Chapter 22, as amended.

4.)                                  The Converting Entity is continuing in its existence in the form of the Converted Entity.

5.)                                  All of the issued and outstanding capital stock in the Converting Entity will be converted into to the membership interests in the Converted Entity.

6.)                                  The conversion has been authorized and approved in accordance with Section 12:1601 Et. Seq. of the Louisiana Revised Statutes.

7.)                                  The effective date of the conversion shall be October 27, 2013.

8.)                                  The articles of organization of the Converted Entity are attached hereto as Exhibit A.

IN WITNESS WHEREOF, the undersigned has caused this Conversion Application to be duly executed as of the date first written above.

ST. CHARLES GAMING COMPANY, INC.

By:	Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Chief Legal Officer and Secretary

EXHIBIT A

ARTICLES OF ORGANIZATION
(R.S. 12:1301)

STATE OF Louisiana
PARISH/COUNTY OF Calcasieu

The following are the Articles of Organization of St. Charles Gaming Company, L.L.C. (the “Company”) as adopted and effective as of October 27, 2013, pursuant to Title 12, Chapter 22 of the Louisiana Revised Statutes, the Louisiana Limited Liability Company law (the “LaLLCL”).  The Company was formed pursuant to Section 12:1602 of the Louisiana Revised Statutes, as amended, by converting St. Charles Gaming Company, Inc., a Louisiana corporation into the Company.

1.              Name.  The name of the Company is St. Charles Gaming Company, L.L.C.

2.              Purpose.  The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed.

3.              Duration.  The duration of the Company is perpetual.

4.              Management.  The business of the Company shall be managed by or under the authority of its members or by one or more managers or directors elected by its members (who may but need not be members), as provided in the operating agreement of the Company.  The rights and duties, including any restrictions thereof, of members, if management is reserved to members, or the manager or directors, if management is vested in managers or directors, shall be specified in the operating agreement.

5.              Limitation of Liability.  The members, managers or directors of the Company shall not per personally liable for any monetary damages or breach of any duty, as and to the extent provided in Section 1315 of the LaLLCL.  If the LaLLCL is amended to authorize any further elimination or limitation of the personal liability of the members, managers or directors, then the liability of the members, managers or directors of the Company shall be eliminated or limited to the fullest extent permitted by the LaLLCL, as so amended.  Any repeal or modification of this Article by the members of the Company shall not adversely affect any right or protection of a member, manager or director of the Company under this Article with respect to any act or omission occurring prior to such repeal or modification.

6.              Certificates of Authority.  In accordance with Section 12:1305(C)(5) of the LaLLCL, each of the members, the directors, the Secretary and the Assistant Secretary is authorized to execute any certificate confirming the membership of any member (including that of the certifying member), the authenticity of any records of the Company, or the identity of any member, director, manager, person or entity authorized to take action on behalf of the Company.  Any person dealing with the company may rely conclusively on any certificate executed by a member, director, the Secretary or the

Assistant Secretary, and shall not have any obligation to investigate or verify the statements in the certificate or the member’s, director’s, the Secretary’s or the Assistant Secretary’s authority to execute the certificate.  This conclusive right applies even in the case of actions listed in Section 1318(B) of the LaLLCL.

7.              Indemnification.  The Company shall have the power to provide in its operating agreement for indemnification of its members, managers, directors, employees and agents to the fullest extent permitted or required by Section 83 of the Louisiana Business Corporation Law, La. R.S. 12:83, as amended from time to time, and it shall be assumed that an indemnitee shall be governed by such law to the same extent as an officer or director of a Louisiana business corporation.  No amendment to the operating agreement limiting the right to indemnification shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment.

Tom Schedler Secretary of State	LIMITED LIABILITY COMPANY INITIAL REPORT (R.S. 12:1305 (E))

1.              The name of this limited liability company is: St. Charles Gaming Company, L.L.C.

2.              The location and municipal address, not a post office box only, of this limited liability company’s registered office:

CT Corporation System, 5615 Corporate Blvd, Suite 400B  Baton Rouge, LA 70808

3.              The full name and municipal address, not a post office box only, of each of this limited liability company’s registered agent(s) is/are:

CT Corporation System

5615 Corporate Blvd, Suite 400B           Baton Rouge, LA 70808

4.              The name and municipal addresses, not a post office box only, of the first managers, or the members:

Member:  IOC Holdings, L.L.C., 600 Emerson Road, Suite 300, St. Louis, MO 63141

Managers:  (1) Virginia M. McDowell, (2) Dale R. Black, and (3) Arnold L. Block

The address for each Manager is 600 Emerson Road, Suite 300, St. Louis, MO 63141

To be signed by each person who signed the articles of organization:

/s/ Edmund L. Quatmann, Jr.
Edmund L. Quatmann, Jr., Chief Legal Officer and Secretary of IOC Holdings L.L.C.

AGENT’S AFFIDAVIT AND ACKNOWLEDGMENT OF ACCEPTANCE

I hereby acknowledge and accept the appointment of registered agent for and on behalf of the above named limited liability company.

Registered agent(s) signature(s):
CT Corporation System

/s/ James M. Halpin
James M. Halpin
Assistant Secretary

Sworn to and subscribed before me, the undersigned Notary Public, on this date:	10/25/2013

NOTARY NAME MUST BE TYPED OR PRINTED WITH NOTARY #

/s/ [SIGNATURE APPEARS HERE]
Notary Signature